SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A
(Amendment No. 3)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Galt Petroleum, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	8731	45-2596371
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

175 South Main St., 15th Floor
Salt Lake City, UT 84111
Telephone: (801) 719-7258
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Cary Valerio
175 South Main St., 15th Floor
Salt Lake City, UT 84111
Telephone: (801) 719-7258
(Name, Address, and Telephone Number for Agent of Service)

Copies of all communications to:

VINCENT & REES, L.C.
Attn:  David Rees
175 South Main St., 15th Floor
Salt Lake City, UT 84111
Telephone:  801-303-5730
Facsimile:  801-355-5005

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(do not check if smaller reporting company)

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock Issued and Outstanding to be registered as part of a Secondary Offering by certain Selling Security Holders (as hereinafter defined) (1)	328,000	$1.00	(2)	$328,000	$37.59
Newly Issued Common Stock to be registered as part of a Primary Offering (as hereinafter defined)	1,000,000	$1.00	(2)	$1,000,000	$114.60
Total	1,328,000			$1,328,000	$152.19

(1)	Represents common shares currently outstanding to be sold by the Selling Security Holders.

(2)
There is no current market for the securities. Although the registrant’s common stock has a par value of $0.001, the registrant believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable and, as such, the registrant has valued the common stock, in good faith and for purposes of the registration fee. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value.  The price does not bear any relationship to our assets, book value, historical earnings or net worth.  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE (GALT PETROLEUM, INC.) MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER ___, 2012

Galt Petroleum, Inc.

1,000,000 Shares of Common Stock, par value $0.001, being sold pursuant to the Primary Offering
328,000 Shares of Common Stock being offered at $1.00 per share by the Selling Shareholders

	Per Share	Sale Total
Public Offering Price	$1.00	$1,000,000
Underwriting Discounts and Commissions	$0.00	$0.00
Proceeds to Galt Petroleum, Inc.	$1.00	$1,000,000

The total number of shares registered in this registration statement is 1,328,000.   This prospectus relates to the sale of 1,000,000 shares of common stock, par value $0.001, of Galt Petroleum, Inc. (referred to herein as the “Company” or “Galt”), at a price of $1.00 on a best efforts basis (the “Primary Offering”).    This offering terminates 24 months after commencement of this offering on _____, 2014.  This is the initial offering of common stock of the Company.  The Company is offering the shares on a self-underwritten, “best efforts” basis directly through its officer and director, Mr. Cary Valerio.  The total proceeds from the Primary Offering will not be escrowed or segregated but will be available to the Company immediately.  There is no minimum amount of common shares required to be purchased, and, therefore, the total proceeds received by the Company might not be enough to continue operations or a market may not develop.  No commission or other compensation related to the sale of the shares will be paid.  For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 328,000 shares being registered by the Selling Security Holders (the “Secondary Offering”).  The Selling Security Holders will be offering their shares of common stock at a price of $1.00 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as OTC QB) and thereafter at prevailing market prices or privately negotiated prices.  The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders.  The existence of this secondary offering makes it less likely that we will sell all of the shares offered in the Primary Offering.  No underwriting arrangements have been entered into by any of the Selling Security Holders.  The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the Over-The-Counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to eligible for trading on the OTC Bulletin Board. We do not yet have a market maker who has agreed to file such application.

We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements.  Investing in our securities involves a high degree of risk. See Risk Factors‚ beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The Selling Security Holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is November ____, 2012

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The Selling Security Holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

Except as otherwise indicated, as used in this prospectus, references to the “Company,” “Galt,” “we,” “us,” or “our” refer to Galt Petroleum, Inc.

The following summary highlights selected information contained in this prospectus, and it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors” and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Corporate Background

Galt Petroleum, Inc. was incorporated under the laws of the State of Nevada on August 29, 2011.  Galt was created to capitalize on the ever-growing demand for domestic oil sources and production.  Galt has taken full advantage of this demand by leveraging the combined experience of personnel to turn this scarcity into opportunity.  As such, our mission is to carefully identify existing and mature oil and gas leases for purchase and then to rehabilitate and revive them, resulting in lower risk oil production.

Our independent public accounting firm has issued an audit opinion, which includes a statement that the results of our operations and our financial condition raise substantial doubt about our ability to continue as a going concern.

Where You Can Find Us

Our offices are currently located at Galt Petroleum, Inc., 175 South Main St., 15th Floor, Salt Lake City, Utah, 84111.  Our telephone number is (801) 719-7258.

Summary of the Offering

Securities being registered by the Selling Security Holders:	328,000 shares of common stock

Offering price:
$1.00 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as OTC QB) and thereafter at market prices or prices negotiated in private transactions

Newly issued common stock being registered pursuant to the Primary Offering:	1,000,000 shares of common stock

Offering price:	$1.00 per share

Number of shares outstanding prior to the offering:	4,000,000 shares of common stock

Number of shares outstanding after the offering:	5,000,000 shares of common stock

Market for the common stock:
There has been no market for our securities. Our common stock is not traded on any exchange or on the Over-The-Counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:
We will receive approximately $1,000,000 in gross proceeds if we sell all of the shares in the Primary Offering, we will receive estimated net proceeds of approximately $967,736.42 if we sold all of those shares. We will receive none of the proceeds from the sale of shares by the Selling Security Holders. See “Use of Proceeds” for a more detailed explanation of how the proceeds from the Primary Offering will be used.

Risk Factors:	See “Risk Factors‚” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Subscriptions:	Subscriptions are to be made payable to: Galt Petroleum, Inc. 175 So. Main St. 15th Floor, Salt Lake City, UT 84111

Summary Financial Information

	As of June 30,	As of December 31, 2011
Balance Sheets Items-	2012	(Restated*)

Cash	$10,121	1,730

Total current assets	$23,397	1,730

Total assets	$54,525	38,096

Accounts payable	$57,519	83,883

Accrued expenses	$20,733	7,165

Convertible notes payable	$531,960	178,000

Total current liabilities	$651,168	313,913

Total liabilities	$712,224	373,725

Accumulated deficit	$(838,949)	(516,879)

Stockholders' equity (deficit)	$(657,699)	(335,629)

Statement of Operations Items-	Year Ended December 31, 2011 (Restated*)	Year Ended December 31, 2010 (Restated*)

Revenues	$292,910	194,187

Exploration costs	$131,795	65,662

Lease operating expenses	$28,768	23,648

General and administrative expenses	$427,362	162,357

Total Other income (expense)	$(92,828)	10,426

Net loss	$(336,577)	(68,063)

* The Company’s financial statements for 2011 and 2010 have been restated for the correction of certain errors.  Please see Note 2 to the financial statements for the years ending December 31, 2011 and December 31, 2010 (page F-9 herein) for more information.

Statement of Operations Items-	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

Revenues	55,835	72,256	117,944	163,371

Exploration costs	51,378	26,842	72,899	47,142

Lease operating expenses	22,019	5,892	32,705	14,417

General and administrative expenses	78,036	39,806	131,346	79,644

Income (loss) from operations	(101,700)	(6,739)	(131,521)	8,446

Interest expense	(84,452)	(396)	(190,548)	(846)

Net Income (Loss)	(186,152)	(7,135)	(322,069)	7,600

RISK FACTORS

THE PURCHASE OF THE SECURITIES OFFERED HEREBY IS SUBJECT TO A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS, AMONG OTHERS, BEFORE INVESTING. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN FINANCIAL, TAX AND LEGAL COUNSEL IN CONNECTION WITH THE POSSIBLE PURCHASE OF ANY SECURITIES AND TO CONDUCT THEIR OWN DUE DILIGENCE.

1.           There is a risk of governmental action which would adversely affect our business.

Governmental authorities could impose obstacles to the success of these investments, for example, the production and sale of oil and natural gas through laws or regulations. Recent tax and energy legislation has been enacted, the total effect of which is not yet known. Various types of mineral properties have come under attack in certain areas because of their potential impact upon the surrounding environment. Therefore, investments in each of these areas could be adversely affected by either governmental regulations or private litigation involving the investments made. The Company is not able to predict the outcome of such regulations or laws on the investments.

2.           We may not have clean title to the properties we invest in.

The Company lacks knowledge of adverse claims of ownership that have been made on the properties and/or projects which it buys or leases. In obtaining title work and assessing the validity of title to said properties, the Company intends to adhere to the business judgment standard, which will include obtaining an opinion as to title to the properties and requiring the cure of title defects set forth in such opinion, before allowing an investment to be made. The Company also intends to obtain Title Insurance Policies that protect the Company on said investments.

3.           Our subcontractors may lien our projects.

Under general property law, any contractor or subcontractor doing work on a project may attach a lien on the property with respect to which it does work, to secure the dollar value of all labor and material furnished to the project. A valid lien holder could, after the lien is perfected, institute a collection suit, according to the lien, and if it were successful in obtaining a judgment, the real property and the equipment thereon could be foreclosed upon.

4.           Oil and gas production investments involve a high degree of risk because of the possibility that the wells we operate may not produce enough oil and gas to be profitable.

Oil and gas drilling and well operation involves a high degree of risk and is sometimes marked by unprofitable efforts from dry holes or by wells that do not produce oil and gas in sufficient quantities to return a profit on the amounts expended. The results of any oil and gas well cannot be determined in advance. The selection of leases and wells for rehabilitation are not exact sciences, and the results of our production efforts cannot be predicted. A well may also be ruined or rendered dry due to technical or mechanical difficulties. Should a well be successfully rehabilitated and production increase, there is still no assurance that such production will not decline rapidly and that sums expended to bring the well to production will be recouped through production. There is a substantial risk that the properties upon which we operate may not produce sufficient hydrocarbons to return a profit.

5 .           Our decisions to develop and rehabilitate certain wells are based on assumptions which may not be accurate, and our revenues may be lower than anticipated.

Our decisions to invest in and target certain wells for production or rehabilitation are based on certain assumptions and estimates and, although the Company believes there is a reasonable basis for the assumptions and estimates upon which the projections are based, there can be no assurance that the revenues we expect from such investments will be attained or that expenses will not be higher than estimated.  Many of our expectations are subject to variations that are beyond the control of the Company and could have a substantially adverse effect on the performance and profitability of the Company. Accordingly, no representation is or can be made as to the future operations or the amount of any future income or loss of the Company. Each investor should consult his own attorney, accountant or other advisors concerning an investment in the Company.

6 .           Oil and gas production from each of our wells will generally decline over time.

Production from oil and natural gas wells by its very nature will decline over time. The actual decline curve is subject to numerous factors and cannot, in normal circumstances, be calculated in advance. The production from oil and natural gas wells are also subject to fluctuation for a myriad of reasons. Oil and/or natural gas production may not be stable on a month-to-month basis. Prospective investors should understand that our wells are not producing commercial quantities of oil and natural gas and over the economic life of a well or prospect, any oil or natural gas production obtained will decline and such well or prospect could, as a result of such decline, become unprofitable.

7 .           Our properties may be adversely affected by eminent domain.

The federal, state, or local governments may commence a taking of property in which the Company has invested thereby decreasing the value of the investment.

8 .           We are a development stage company with limited operating history and may never be able to effectuate our business plan or achieve profitability; at this stage of our business, even with our good faith efforts, potential investors have a high probability of losing their entire investment.

We are subject to all of the risks inherent in the establishment of a new business enterprise. Our Company was established on August 29, 2011. Although we have begun some operations, we may not be able to successfully implement our business objectives. There can be no assurance that we will achieve profitability in the future, and the lack of operating history makes it difficult to evaluate the future prospects of our business. We have generated limited revenues to date. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business, and our Company is a highly speculative venture involving a high degree of financial risk.

9 .          We expect losses in the future because we have insufficient revenue to offset expenses.

As we have limited revenues, we are expecting losses over the next 12 months because we do not have sufficient revenues to offset the expenses associated with the development and implementation of our business plan. We cannot guarantee that we will ever be successful in generating sufficient revenues in the future to offset our expenses. We recognize that if we are unable to generate sufficient revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will achieve profitable operations.

10 .          We have a going concern opinion from our independent registered public accounting firm indicating the possibility that we may not be able to continue to operate.

We anticipate generating losses for the next 12 months, there is substantial doubt that we will be able to continue operations as a going concern, and our independent registered public accounting firm included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the periods ended December 31, 2011 and December 31, 2010. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

11 .          If we are unable to obtain additional funding, our business operations will be harmed.

We will require additional funds to implement our business plan. We hope to raise this capital through the sale of our securities. If we are unable to raise the required capital, our ability to grow will be restricted and our ability to continue to conduct business operations will be harmed. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans, which could cause the Company to become dormant. Furthermore, any additional equity financing may involve substantial dilution to our then existing shareholders.

12 .          We may not be able to compete with current and potential competitors, some of who have greater resources and experience than we do.

We may not have the resources to compete with our existing competitors or with any new competitors. We intend to compete with many oil production companies that have significantly greater personnel, financial, and managerial resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

13 .          Since our officers and directors may work or consult for other companies, their other activities could slow down our operations.

Our officers and directors are not required to work exclusively for us and do not devote all of their time to our operations. Presently, one of our three directors, Chad Albury , allocates only a portion of his time to the operation of our business. Therefore, it is possible that his pursuit of other activities may slow our operations and reduce our financial results because of the slow-down in operations.

14 .          We need to retain key personnel to support our business and ongoing operations.

The development of our business and the marketing and sale of our products will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers and the engagement of key employees and contractors who have critical industry experience and relationships that we rely on to implement our business plan. The loss of the services of any of our officers or the lack of availability of other skilled personnel would negatively impact our ability to develop our company and to market and sell our intended products, which could adversely affect our financial results and impair our growth.

15 .          Because our management has no experience in running a company that extracts petroleum products, he may not be able to successfully operate such a business, which could cause you to lose your investment.

Mr. Cary Valerio, our current chief executive officer, has effective control over all decisions regarding both policy and operations of our company with no oversight from other management. Our success is contingent upon his ability to make appropriate business decisions in these areas. It is possible that a lack of specialized operational or management experience could prevent us from becoming a profitable business and an investor from obtaining a return on his investment in us.

16 .          We could be subject to significant and costly liability claims.

We could be subject to significant liability claims if the processes we employ to extract the oil and gas that we sell are shown to cause damages, injury or illness. We do not have insurance with respect to this possible liability.  The costs associated with this liability could significantly reduce our operating results.

17 .          Our executive officers own a majority of the outstanding shares of our common stock, and other stockholders may not be able to influence control of the company or decision-making by management of the company.

Our executive officers presently own, in the aggregate, 75% of our outstanding common stock. As a result, our executive officers have substantial control over all matters submitted to our stockholders for approval including the following matters: election of our Board of Directors; removal of any of our directors; amendment of our Articles of Incorporation or bylaws; and adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us. Other stockholders may consider the corporate decisions made by our executive officers to be inconsistent with the interests of these stockholders. In addition, other stockholders may not be able to change the directors and officers, and are accordingly subject to the risk that management cannot or will not manage the affairs of the company in accordance with such stockholders’ wishes.

18 .          We will incur increased costs as a result of being a public company.

If we are able to become a public company, we will incur significant legal, accounting and other expenses. We expect the laws, rules and regulations governing public companies to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.  The Company anticipates a general increase in legal costs going forward due to the increased compliance costs of running a public company and the legal work that may be necessary for implementing the Company’s business plan of expansion.

19 .          Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

New or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which may result in additional expenses. While there is limited regulation of our business at the state and federal level, any change to such regulation could adversely affect our business. Our clients are often regulated, and their ability to pay us or our ability to provide services may be impacted by changes in regulation.  We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our business may be materially impacted and our reputation may be harmed.

Risks Relating To Our Common Stock

20 .          We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, par value $0.001 per share, of which 4,000,000 shares are issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

21 .          Our common shares are subject to the "Penny Stock" Rules of the SEC, and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person’s account for transactions in penny stocks; and
•	The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	Obtain financial information and investment experience objectives of the person; and
•
Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and
•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

22 .          There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the Over-The-Counter Bulletin Board after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such application. If for any reason our common stock is not quoted on the Over-The-Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

23 .          State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

24 .          We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our founders, who will remain the majority shareholders after completion of the offerings, will have the right to authorize our Board of Directors to issue preferred shares and determine the relative rights and preferences of preferred shares without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

25 .          We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions and develop strategic relationships, by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline.

26 .          We have used an arbitrary offering price.

The offering price of $1.00 per share of common stock was arbitrarily determined by the Company and is unrelated to specific investment criteria, such as the assets or past results of the Company’s operations.  In determining the offering price, the Company considered such factors as the prospects, if any, of similar companies, the previous experience of management, the Company’s anticipated results of operations, and the likelihood of acceptance of this offering.  Please review any financial or other information contained in this offering with qualified persons to determine its suitability as an investment before purchasing any shares in this offering.

27.          There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

We are exposed to potential risks from legislation requiring companies to evaluate internal controls under Section 404a of the Sarbanes-Oxley Act of 2002. As a smaller reporting company and emerging growth company, we will not be required to provide a report on the effectiveness of our internal controls over financial reporting until our second annual report, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are an emerging growth company or a smaller reporting company. We have not yet evaluated whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

Risks Associated with this Offering

28 .          There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on management’s estimate of the value of the shares.  This valuation is highly speculative and arbitrary. There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

29 .          Investors may never receive cash distributions, which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

30 .          Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including: potential investors’ anticipated feeling regarding our results of operations; ·increased competition; and our ability or inability to generate future revenues.

In addition, if our shares are quoted on the Over-The-Counter Bulletin Board, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, commodity prices, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the Over-The-Counter Bulletin Board, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

31 .          Because our Primary Offering does not have a minimum offering amount, we may not raise enough funds to continue operations.

Because our Primary Offering lacks a minimum offering amount, no minimum amount of funds are assured, and we may only receive proceeds sufficient to fund operations for a short amount of time.  We may then have to cease operations, and investors could then lose their entire investment.

32 .          Because the Selling Shareholders are selling their shares, we are less likely to sell all of the Primary Offering shares.

Investors interested in purchasing our stock in the Primary Offering may purchase stock directly from the Selling Shareholders.  Therefore, the existence of the Selling Shareholders’ secondary offering makes it less likely that we will sell all of the shares available in the Primary Offering.

33 .          Purchasers of our stock will experience dilution.

At June 30, 2012, we had a negative net tangible book value of $(0.16) per share of our common stock. If you purchase our common stock from us in our Primary Offering, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock ($1.00 per share) and the pro forma net tangible book value per share of our common stock immediately after the offering, or  $0.06 per share.  See the “Dilution” section below for a more detailed explanation.

34 .          We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any May 30.

35 .          Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

THE OFFERING

This prospectus relates to the sale of 1,000,000 shares of common stock, par value $0.001, of the Company at a price of $1.00 on a best efforts basis. This offering terminates 24 months after commencement of this offering.  This is the initial offering and Primary Offering of common stock of the Company.  The Company is offering the shares on a self-underwritten, “best efforts” basis directly through its officer and director, Cary Valerio.  There is no minimum amount of common shares required to be purchased and, therefore, the total proceeds received by the Company might not be enough to begin operations or a market may not develop.  No commission or other compensation related to the sale of the shares will be paid.  For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 328,000 shares being registered by certain Selling Security Holders of the Company.  300,000 of such shares were issued to the founders and were valued at approximately $0.008 per share, as that value was considered equivalent to founders’ paid-in capital, effective at our inception.  The remainder of such shares was issued to certain Selling Shareholders for business advisory, consulting, and legal services rendered, including the preparation of the registration statement of which this Prospectus forms a part.  Such shares were valued at approximately $0.156 per share per the value of the services rendered by Selling Shareholders.

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $1.00 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as OTC QB) and thereafter at prevailing market prices or privately negotiated prices.  The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders.  The existence of this secondary offering makes it less likely that we will sell all of the shares offered in the Primary Offering.  No underwriting arrangements have been entered into by any of the Selling Security Holders.  The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered and any profits realized or commissions received may be deemed “underwriting compensation.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $967,736.42 after deducting the estimated expenses of registration.

We anticipate that the net proceeds of the Offering will be used primarily to increase revenues by allowing us to use the proceeds to retire debt, increase development/reactivation of our existing wells, invest in and develop/reactivate further wells, pay consulting fees for engineering and other services (including to the related parties owned by the directors of the Company described on page 36 herein), initiate the process of taking the company public via the Over-The-Counter Bulletin Board , pay other general administrative expenses, and be used as working capital.  The precise amounts that the Company will devote to its programs will vary depending on numerous factors, including but not limited to, the progress and results of its research and assessments as to the market potential of its proposal to develop the business.  In the event that we sell less than the maximum shares offered in this Primary Offering, the first priority for the use of the proceeds is to pay fees associated with registration and becoming a publicly traded company.  The following table summarizes how we will use the gross proceeds of the Primary Offering, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Accounting, Audit, Transfer Agent, Edgar Agent, and Other Fees associated with becoming a publicly traded company	$35,000	$35,000	$35,000	$35,000
Development of Existing Wells	$125,000	$125,000	$60,000	$125,000
Development of Additional Wells	$610,000	$420,000	$300,000	$0
Consulting Fees	$100,000	$70,000	$50,000	$45,000
Retire Debt	$100,000	$75,000	$35,000	$35,000
Working Capital	$30,000	$25,000	$20,000	$10,000
Total Use of Proceeds	$1,000,000	$750,000	$500,000	$250,000

The Company anticipates that the estimated $1,000,000 gross proceeds from the Maximum Offering will enable it to retire some of its debt, expand its operations, and fund its other capital needs for the next fiscal year assuming we can secure continued payment extensions for our debt, much of which is currently due during the fourth quarter of 2012 . In the event that the Maximum Offering is not completed, the Company may be required to seek additional financing. There can be no assurance that additional financing will be available when needed and, if available, will be on terms acceptable to the Company.

DETERMINATION OF OFFERING PRICE

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $1.00 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as OTC QB) and thereafter at prevailing market prices or privately negotiated prices.  In determining the Primary Offering price of the shares we considered several factors including:

•	Our start-up status;
•	Prevailing market conditions, including the history and prospects for the industry in which we compete;
•	Our future prospects; and
•	Our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock.  You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.   Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share.  Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us.  No valuation or appraisal has been prepared for our business and potential business expansion.  Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.  You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future.  Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors.  There are no contractual restrictions on our ability to declare or pay dividends.  Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates.  You should not purchase our common stock expecting to receive cash dividends.  Since we do not anticipate paying dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment.  Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations.  In addition, because we may not pay dividends in the foreseeable future, we may have trouble raising additional funds which could affect our ability to expand our business operations.

MARKET FOR OUR COMMON STOCK

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, FINRA for our common stock to be eligible for trading on the Over-The-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

We have issued 4,000,000 common shares since the Company’s inception on August 29, 2011, all of which are restricted shares.  As of October 8, 2012, there were $326,481 of notes payable outstanding that are convertible into $652,961 worth of our common stock. There are no other outstanding options or warrants or securities that are convertible into shares of common stock.

Holders

We had 6 holders of record for our common shares as of November 1, 2012.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Dividends

Please see “Dividend Policy” above.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our production and technology, (c) the regulation to which we are subject, (d) anticipated trends in our industry and (e) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

We had a negative net tangible book value at June 30, 2012 of approximately ($0.16) per share of our common stock. If you invest in our common stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock, and the pro forma net tangible book value per share of our common stock immediately after the offering.

The founder acquired shares at an average cost of approximately $0.008 per share, whereas outside investors will pay a price of $1.00 per share. Further, the net tangible book value per share after the offering but prior to any new offerings is expected to be approximately $0.06 per share. Therefore, outside investors participating in this offering will incur immediate substantial dilution of their investment insofar as it refers to the resulting per share net tangible book value of the Company's Common Stock after completion of this Offering. The following table illustrates dilution to investors on an approximate dollar per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Offering price per share	1.00	1.00	1.00	1.00
Net tangible book value per share before offering	(0.16)	(0.16)	(0.16)	(0.16)
Increase per share attributable to investors	0. 23	0. 18	0.12	0.06
Pro forma net tangible book value per share after offering	0.06	0.01	(0.04)	(0.10)
Dilution per share to investors	0.9 4	0.9 9	1.04	1.10

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of November 1, 2012, by the Selling Security Holders prior to the offering contemplated by this prospectus, the number of shares each Selling Security Holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person or his/her spouse has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the Selling Security Holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the Selling Security Holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. 3,000,000 of the Selling Security Holders’ shares were issued to the founders, Mr. Valerio (our CEO and director) and Mr. Baca (our director), and were valued at $0.0083 per share as there was no immediate market for those shares and the value was considered equivalent to the value of their paid-in capital at inception.  The remaining 1,000,000 shares were issued to certain Selling Shareholders for business advisory, consulting, and legal services rendered, including the preparation of the registration statement of which this Prospectus forms a part.

The percentages below are calculated based on 4,000,000 shares of our common stock issued and outstanding as of November 1, 2012. As of October 8, 2012, there were $326,481 of notes payable outstanding that are convertible into $652,961 worth of our common stock, but we do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Selling Security Holder		Shares owned by Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued & Outstanding Held After the Offering (1)
Last name	First name			# of Shares	% of Class
Valerio	Cary	1,700,000(2)	170,000	1,530,000	30.6
Baca	Mark	1,300,000(3)	130,000	1,170,000	23.4
Vincent & Rees, L.C.(4)		320,000	10 ,000	310,000	6.2
Evolution Capital, LLC(5)		600,000	10 ,000	590,000	11.8
Ricks	Michael	40,000	4 ,000	36,000	0 .7
Aston	Wayne	40,000	4 ,000	36,000	0 .7
Total		4,000,000	328 ,000	3,672 ,000	73.4%

(1) Assumes all of the Primary Offering and Secondary Offering shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 4,000,000 shares of common stock issued and outstanding as of November 1, 2012, and 5,000,000 shares of common stock issued and outstanding after completion of the offerings.

(2) These shares are held in the name of Valerio Engineering Consultants, LLC. Mr. Valerio, who has voting power over the stock held in the name of Valerio Engineering Consultants, LLC, is our CEO and a director of the Company.

(3) These shares are held in the name of Baca Investments, LLC.   Mr. Baca, who has voting power over the stock held in the name of Baca Investments, LLC, is a director of the Company.

(4) Vincent & Rees, L.C. is managed by David Rees, who has voting power over the stock held in its name.

(5) Evolution Capital, LLC is managed by Michael Doron, who has voting power over the stock held in its name.

We may require the Selling Security Holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FISCAL CONDITION AND RESULTS OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 8 of this prospectus.All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

Formed in August of 2011, Galt was created to capitalize on the ever-growing demand for domestic oil sources and production, acquiring the oil and gas production assets of Bray-Conn Resources, LLC, a Utah limited liability company.  Galt has taken full advantage of the steady demand for oil and gas by leveraging the combined experience of its team of oil and gas experts to turn this scarcity into opportunity.  As such, our mission is to carefully identify existing and mature oil and gas leases for purchase and then to rehabilitate and revive them, resulting in lower risk oil production.

Plan of Operation

Galt Petroleum, Inc. was incorporated under the laws of the State of Nevada on August 29, 2011.  Galt currently has leasehold rights to 54 existing oil wells, 24 of which are producing.  Each of these 24 producing wells produces on average one-half a barrel of oil per day.  All of the Galt’s wells have been worked by prior operators and are considered to be near the end of their useful lives or ending their production curve. As funds permit, Galt plans to first bring 16 more of its existing wells to production status and then to invest in additional leases with mature wells.

Activities to Date

Effective at inception, Galt acquired from Bray-Conn Resources, LLC (“Bray-Conn”), the assets, and assumed certain liabilities, related to Bray-Conn’s oil and gas operations.  These assets include 4.2 acres of land outside of Iowa Park, Texas, and an 80% leasehold interest in 1086.6 acres in Wichita County, Texas.

On Galt’s 4.2 acres, it has one workshop facility (approximately 2000 square feet), two storage facilities (800 square feet each), and one field office of approximately 500 square feet.  Galt also owns three 18-series Churchill pump jacks, sixteen 25-series Churchill pump jacks, four 40-series pump jacks, two 40-series American pump jacks, one 57-series American pump jack, one 114-series American pump jack, and one 114-series Bethlehem pump jack, one 160-series Parkersburg pump jack, two Gaso saltwater injection pumps, one 200-barrel fiberglass saltwater storage tank, and eight 150-barrel storage tanks, along with six free-water horizontal knockout fluid separators, one single pole pulling unit and one 1993 Ford one-ton pole truck with 12-foot poles.

Galt’s leasehold interest consists of leasehold rights to 54 existing oil wells, there are 9 permitted saltwater injection wells and 46 permitted as producers. Of the 46 producer wells, there are currently 24 producing wells (each of the 24 wells producing on average one-half of a barrel of oil per day), 6 partially equipped, and 16 that are scheduled to come online as funds permit.  All of the Galt’s wells have been worked by prior operators and are considered to be near the end of their useful lives or ending their production curve. Galt currently has a current oil production average of 12 barrels of oil per day.

Results of Operations

For the Years Ending December 31, 2011 and December 31, 2010

The following tables set forth key components of our results of operations for the years ending December 31, 2011 and December 31, 2010, in dollars for the periods indicated.

	Year Ended December 31, 2011 (Restated)	Year Ended December 31, 2010 (Restated)
Statement of Operations Items-

Revenues	$292,910	194,187

Exploration costs	$131,795	65,662

Lease operating expenses	$28,768	23,648

General and administrative expenses	$427,362	162,357

Total Other income (expense)	$(92,828)	10,426

Net loss	$(336,577)	(68,063)

The Company’s financial statements for 2011 and 2010 have been restated for the correction of errors relating to the recognition of depreciation of unproved properties during 2011 and 2010 and the sale of an interest in unproved properties during 2011.  Please see Note 2 to the audited financial statements for the years ended 2011 and 2010, page F-9 herein, for more information.

Lease operating expenses consist primarily of maintenance expenses for existing producing wells.  Exploration costs consist primarily of costs associated with rehabilitating and bringing into production existing wells.  The increases in revenues, exploration costs, lease operating expenses, general and administrative expenses, and other expenses, which consists of interest, and the corresponding decline in net income, is attributed to expanding operations and bringing to production status additional wells during 2011 as compared to 2010.

For the Three and Six Months Ended June 30, 2012 and June 30,  2011

The following tables set forth key components of our results of operations for the three and six months ending June 30, 2012 and June 30, 2011, in dollars for the periods indicated.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

Revenues	55,835	72,256	117,944	163,371

Exploration costs	51,378	26,842	72,899	47,142

Lease operating expenses	22,019	5,892	32,705	14,417

General and administrative expenses	78,036	39,806	131,346	79,644

Income (loss) from operations	(101,700)	(6,739)	(131,521)	8,446

Interest expense	(84,452)	(396)	(190,548)	(846)

Net Income (Loss)	(186,152)	(7,135)	(322,069)	7,600

The decline in revenue is primarily attributed to the fact that Bray-Conn Resources, LLC, the former owner of Galt’s oil assets, completed a prolific well in the second quarter of 2011, and the oil production rate has decreased due to the naturally occurring decline rate of new wells which resulted in higher initial revenues that have substantially fallen now that the well production has stabilized.  The increases in exploration costs, lease operating expenses, general and administrative expenses, and other expenses, which consists of interest, and the corresponding decline in net income, is attributed to Galt’s ability to receive additional financing to expand operations and bringing to production status additional wells during the three and six months ending June 30, 2012 as compared to the same periods in 2011.

Additionally, the following tables set forth key components of our balance sheet as of June 30, 2012 and December 31, 2011, both in dollars.

	As of June 30, 2012	As of December 31, 2011 (Restated)
Balance Sheets Items-

Cash	$10,121	1,730

Total current assets	$23,397	1,730

Total assets	$54,525	38,096

Accounts payable	$57,519	83,883

Accrued expenses	$20,733	7,165

Convertible notes payable	$531,960	178,000

Total current liabilities	$651,168	313,913

Total liabilities	$712,224	373,725

Stockholders' equity (deficit)	$(657,699)	(335,629)

Our increase in assets and liabilities is primarily attributed to expanding operations during the first and second quarters of 2012.

Oil Production

In 2010, the predecessor-in-interest of Galt’s oil and gas operations had total oil revenues of $194,187, selling a total of 3,163.34 gross barrels of oil (prior to accounting for royalty reduction), and 2,530.67 net barrels of oil (after reducing for the 20% landowner royalty interest), for an average sale price per net barrel of oil of $76.73, and incurring $23,648 in lease operating expenses, for an average net production cost of $9.34/bbl.

In 2011, Galt and the predecessor-in-interest of its oil and gas operations had total oil and gas revenues of $292,910, selling a total of 3478.68 gross barrels of oil (prior to accounting for royalty reduction), and 2684.82 net barrels of oil (after reducing for the 20% landowner royalty interest and Galt’s predecessor’s assignment of a 20% royalty interest in a portion of its wells to an unrelated party effective December 1, 2011), for an average sale price per net barrel of oil of $109.10, and incurring $28,768 in lease operating expenses, for an average net production cost of $10.72/bbl.

Neither Galt nor its predecessor-in-interest to its oil and gas operations had any revenues from natural gas production. All oil production is from Galt’s leasehold interest in 1086.6 acres in Wichita County, Texas.

Purchase or Sale of Equipment

We plan to purchase additional equipment to rehabilitate and service our wells as funds permit.

Liquidity and Capital Resources

Our balance sheet as of June 30, 2012 only reflects assets of $54,525 and relatively low levels of cash or cash equivalents, and our cash and cash equivalents from inception to date have been insufficient to provide the working capital necessary to expand operations.  At June 30, 2012, we had a balance on our revolving line of credit of $40,955 bearing interest at 4% per annum, a working capital deficit of $627,771, and $265,980 in notes payable due November through December of 2012 bearing interest at the rate of 12% per annum and convertible into our common stock at a 50% discount to the market price (and $326,481 in convertible notes payable as of October 8, 2012). We would expect cash and cash equivalents and expected cash flows from operations to be sufficient to cover operating expenses for the next twelve months were we to discontinue all expansion and well rehabilitation efforts.

However, we plan to continue expansion efforts, and we anticipate generating losses and, therefore, may be unable to continue operations in the future. We will require additional capital to expand, and to acquire such capital we will have to issue debt or equity or enter into a strategic arrangement with a third party for funding. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain additional funds through bank loans, lines of credit or any other sources.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

Galt Petroleum, Inc. was incorporated under the laws of the State of Nevada on August 29, 2011.  Effective at inception, Galt acquired from Bray-Conn Resources, LLC (“Bray-Conn”), the assets, and assumed certain liabilities, related to Bray-Conn’s oil and gas operations.  Galt currently owns certain land and equipment, has a leasehold interest in certain wells, and operates those wells, producing and selling oil and gas.

The address of our principal executive office is:

Galt Petroleum, Inc.
Attention: Cary Valerio
175 So. Main St. 15th Floor,
Salt Lake City, Utah
Our telephone number is

Our telephone number is (801) 719-7258.

Business Objective and Strategy

Galt was created to capitalize on the ever-growing demand for domestic oil sources and production.  Although the U.S. and World demand for oil and gas is increasing, many of the largest oil fields in the world are unable to increase production and new discoveries are not being made quickly enough to accommodate growing demand.  Galt has taken full advantage of this opportunity by leveraging the combined experience of its team of oil and gas experts to turn this scarcity into opportunity.  As such, our mission is to carefully identify existing and mature oil and gas leases for purchase and revive them, resulting in relatively low risk oil production.

Domestic oil reserves are readily available in myriad regions of the United States.  These reserves are usually available in the form of stripper well oil leases closed off by major oil companies.  We rehabilitate the leases in order to increase oil production and then maintain that production while the major oil companies develop and mature new drilling and fracturing technology that enables them to extract large amounts of oil out of mature existing oil fields. Galt then targets those mature fields and leases that become available when major oil companies turn over existing assets.

Galt currently has leasehold rights to 54 existing oil wells, 24 of which are producing. As funds permit, Galt plans to first bring 16 more of its existing wells to production and then to invest in additional leases with mature wells.

Industry Participants

Although there are some of the largest companies in the world in the oil operating business, there are also some of the smallest. Many operators, especially in north and north central Texas, are single member operators and of course there are thousands of operating companies in between.

That is one unique situation about north-central Texas. All of the major operating companies left the area in the 1950’s and 1960’s and left behind a lot of oil that the smaller operating companies have been exploiting since then.

The uniqueness comes that the vast majority of operators in the north central Texas area are single-member entities or single-person operators.  The typical single-person operator was an oil man in the 1950’s and 1960’s. Now that single operator is getting older and is seeking retirement, and his or her heirs may not be interested in the small amounts of oil production that are still available.  Galt hopes to take advantage of the opportunity to acquire mature oil fields and leases from these typical single-person operators.

Competition

Aside from general competition with the numerous oil production companies throughout the country, Galt’s primary local competition is Texas Energy Holdings (“TEH”). The company is based out of Dallas, and over the last several years has acquired several thousand acres in the Wichita and Archer County areas of north-central Texas.  TEH currently holds leases directly to the south of Galt’s existing Roller Lease, as well as a large leasehold interest a few miles to the north, and has over the last few years been quite aggressive in purchasing area leases.  TEH’s business model is to acquire existing leases that have proven historical production for immediate cashflow, and then enhance and upgrade the existing wells utilizing new mechanicals and implement secondary and tertiary recovery methods, and then aggressively drilling offset wells.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

We have not entered into any franchise agreements or other contracts that have given, or could give rise to, obligations or concessions. The Company does have an obligation to pay the lessor of its 80% leasehold interest a 20% royalty.

Governmental Regulations

We are governed by laws and regulations governing oil and gas production in the State of Texas.  We believe that we are currently in compliance with all laws which may govern our operations and have no current liabilities thereunder.  Our intent is to maintain strict compliance with all relevant laws, rules and regulations.

Employees

Galt currently has no full-time employees (although Cary Valerio and Mark Baca do devote their full-time to the Company as independent contractors).

DESCRIPTION OF PROPERTY

Galt currently owns 4.224 acres of land at 12361 S. FM 368, Iowa Park, Texas, and currently holds an 80% leasehold interest in 1086.6 acres in Tract 2, S. Holloway Survey A-493, in Wichita County, Texas. The Company currently maintains a corporate office at 175 S. Main St., 15th Floor, Salt Lake City, Utah.  That space is provided to us by one of our shareholders, and the Company does not pay any rental fees for the use of this space.  The Company feels that this space is sufficient until the Company significantly expands operations. The capital contribution from this shareholder of the office space was not material to any period.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments of our current Directors and executive officers.

Name and Business Address	Age	Position

Cary Valerio 175 So. Main St. 15th Floor, Salt Lake City, UT 84111	43	President, Treasurer, Secretary and Director

Mark Baca 3005 Lansing Blvd. #114 Wichita Falls, TX 76309	51	Director

Chad Albury 175 So. Main St. 15th Floor, Salt Lake City, UT 84111	40	Director

Cary Valerio, age 43, has a BS degree in Materials Science and Engineering from the University of Utah in 1992, with a triple minor in Chemistry, Physics, and Mathematics.  He subsequently worked for Schlumberger Oilfield Services for 7 years, working in a plethora of jobs and positions related to his expertise.  He worked as a field Engineer in Southern Louisiana for three years, which included both Land and Offshore work in the Gulf of Mexico, wireline division, and then, as an Engineer in Charge in Southern Louisiana for one year.  This included managing 10 Engineers and being the technical expert on log analysis and production enhancement techniques.  Next, he worked as a Customer Support Manager in Southern Louisiana one year, which included managing approximately 50 oil and gas clients providing reservoir analytics, and designing reservoir enhancement programs.   Later, he worked as a Field Service Manager in Wyoming for one year, which included field operations management, managing 30 people and the day-to-day business for an operation that averaged $600,000 per month of revenue.  Thereafter, Mr. Valerio worked for 3 years for the US Army, as a Contracting Officers Technical Representative with the technical and financial oversight of a major multimillion dollar Lockheed Martin engineering services contract. He subsequently transferred to NASA, and for 5 years was the Senior Engineering Manager of the Reusable Solid Rocket Motor Program based out of Marshall Space Flight Center in Huntsville, Alabama, before beginning work in 2006 for Bray-Conn, Inc., a company engaged in hard money lending, real estate investment, and commercial real estate management where he worked as a manager until 2008.  From 2008 until August of 2011, he worked as a manager and director of operations for Bray-Conn Resources, LLC, a company principally engaged in oil production.  In August of 2011, he began working for the Company.  Mr. Valerio devotes his full time to operating the Company.

The Company believes that Mr. Valerio’s education, expertise, and extensive experience in the oil and gas industry him the insight and management experience to properly operate the Company, and that all of these qualities make him a valuable member to the Company’s board of directors.

Mark Baca, age 51, is also a veteran of Schlumberger Oilfield Services.  His experience in the oil and gas industry adds value to the team through professional oversight and risk mitigation in all of Galt’s current and future projects. Mr. Baca also began work in 2006 for Bray-Conn, Inc., a company engaged in hard money lending, real estate investment, and commercial real estate management where he worked as a manager until 2008.  From 2008 until August of 2011, he worked as a manager of Bray-Conn Resources, LLC, a company principally engaged in oil production.  In August of 2011, he began working for the Company.   Mark Baca is the Company’s “man on the ground” in Wichita Falls, and he is currently acting as the Roller Field Superintendent and has daily oversight on our pumpers, vendors, roustabouts, and re-work rig crews. Mr. Baca is also our direct liaison with the Texas Railroad Commission (state regulators).  Mr. Baca devotes his full time to operating the Company.

The Company believes that Mr. Baca’s extensive experience in the oil and gas industry and familiarity with our day-to-day operations make him a valuable member to the Company’s board of directors.

Chad Albury, age 40, has a BS in Mechanical Engineering, cum laude, and a Minor in Business Management from North Carolina State University in May of 1996.  Upon graduating, he also worked for 12+ years with Schlumberger Oilfield Services giving him detailed and nuanced understanding of the oil industry.  He was a Field Engineer for three years in Southern Louisiana & Texas, which included both Land and Offshore work in the Gulf of Mexico, wireline division, and then a Field Service Manager for two years in Southern Louisiana, which included managing the day to day business for an operation that averaged $800,000 per month of revenue.  Mr. Albury then worked as a Sales/Account Manager for two and a half years in Saudi Arabia and was responsible for the negotiation and Service Delivery for Schlumberger’s Wireline Operations in Saudi Aramco’s southern Ghawar Field, which was a $1,000,000 per month account.  Finally, Mr. Albury worked as a North and South America Recruiting Manager for two years based in Houston, Texas, recruiting over 2,000 Engineers, Scientists and Specialists across the two continents and managing 40 people.  In 2006, Mr. Albury began working for Bray-Conn, Inc., a company engaged in hard money lending, real estate investment, and commercial real estate management where he worked as a manager until 2008.    In January of 2009, he took a position at Schlumberger as an operations manager for all rigless operations for the southern province of Saudi Arabia.  Mr. Albury currently devotes approximately two hours a month to assisting with the Company’s operations.

The Company believes that Mr. Albury’s engineering education and general and management experience in the oil and gas sector make him a valuable member of the Company’s Board of Directors.

Board Composition

Our bylaws provide that the Board of Directors shall consist of one or more members.  Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders.  Each officer serves, at the pleasure of the Board of Directors, for a term of one year and until the successor is elected at the annual meeting of the Board of Directors and is qualified.

No Committees of the Board of Directors; No Financial Expert

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee or financial expert.  Management has determined not to establish an audit committee at present because our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so.  As such, our entire Board of Directors acts as our audit committee.  We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Auditors

Our principal registered independent auditor is:

Hansen, Barnett & Maxwell, P.C
5 Triad Center, Suite 750
Salt Lake City, Utah, 84180
Phone: (801) 532-2200

Code of Ethics

The Board of Directors has established a written code of ethics that applies to the Company’s officers. A copy of the Code of Ethics is filed as Exhibit 14.1.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors.  Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.  We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities.  As a result of this review, our board of directors determined that our directors do not meet the independence requirements, according to the applicable rules and regulations of the SEC.

Involvement in Legal Proceedings

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.  Furthermore, no director, nominee for director, or executive officer has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past ten years.

Compliance with Section 16(A) Of the Exchange Act.

Upon the effectiveness of this Registration Statement, we intend to file a Form 8-A registration statement under Section 12 of the Securities Exchange Act of 1934, as amended, Section 16(a) of that act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively.  Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

EXECUTIVE COMPENSATION

Summary Compensation

The Company has a management and engineering consulting agreement with two related entities, one of which is owned by Mr. Valerio, president and director of the Company, and the other of which is owned by Mr. Baca, a director of the company.  Although the Company has not paid compensation to either Mr. Valerio or Mr. Baca individually, it has paid compensation to their entities for management, engineering and operational services.  Therefore, the following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officers and directors for all services rendered in all capacities to our company for the years ended December 31, 2011, 2010 and 2009:

SUMMARY COMPENSATION TABLE

Name &Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	All Other Compen- sation ($)	Total ($)

Cary Valerio,	2011	53,816	0	0	0	0	0	53,816
CEO & Director	2010	45,662	0	0	0	0	0	45,662
	2009	8,084	0	0	0	0	0	8,084
Mark Baca,	2011	53,816	0	0	0	0	0	53,816
Director	2010	45,662	0	0	0	0	0	45,662
	2009	8,084	0	0	0	0	0	8,084

We have no pension, health, annuity, bonus, insurance, stock options, profit sharing, or similar benefit plans.  No stock options or stock appreciation rights have been granted to any of our directors or executive officers; none of our directors or executive officers exercised any stock options or stock appreciation rights; and none of them hold unexercised stock options.  We have no long-term incentive plans.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

O ther than as disclosed in the compensation table above, o ur directors do not receive compensation for their services as directors.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

Other than the management and consulting agreement described above, t here are no employment contracts, or other contracts or arrangements with officers or directors. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such Directors, officers or consultants from us.  There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of November 1, 2012, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using ‚beneficial ownership‚ concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 4,000,000 shares of our common stock issued and outstanding as of November 1, 2012. We do not have any outstanding options, warrants exercisable for or convertible into shares of our common stock, but as of October 8, 2012, there were $326,481 of notes payable outstanding that are convertible into $652,961 worth of our common stock.  Unless otherwise indicated, the address of each person listed is care of Galt Petroleum Inc., 175 So. Main St. 15th Floor, Salt Lake City, Utah, 84041.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Cary Valerio	Common	1,700,000 Shares	42.50%
Mark Baca	Common	1,300,000 Shares	32.50%
Chad Albury	Common	0 Shares	0%
All Officers and Directors	Common	3,000,000 Shares	75%
Vincent & Rees, L.C.	Common	320,000 Shares	8%
Evolution Capital, LLC	Common	600,000 Shares	15%

PLAN OF DISTRIBUTION

The Primary Offering shares will be sold on a “direct public offering” through our officer and director, Cary Valerio, who may be considered an underwriter as that term is defined in Section 2(a) (11). Mr. Valerio will not receive any commission in connection with the sale of shares, although we may reimburse him for expenses incurred in connection with the offer and sale of the shares. Mr. Valerio intends to sell the shares being registered according to the following plan of distribution:

•	Shares will be offered to friends, family, and business associates of Mr. Cary Valerio

Mr. Valerio will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a) (4) (ii), he must be in compliance with all of the following:

•	he must not be subject to a statutory disqualification;
•	he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;
•	he must not be an associated person of a broker-dealer;
•
he must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities; and

•
he must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Mr. Cary Valerio will comply with the guidelines enumerated in Rule 3a4-1(a) (4) (ii).  Neither Mr. Cary Valerio, nor any affiliates will be purchasing shares in the offering.

You may purchase shares by completing and manually executing a simple subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase, to our offices. A copy of the form of that subscription agreement is attached as an exhibit to our registration statement of which this Prospectus is a part.  Your subscription shall not become effective until accepted by us and approved by our counsel. Acceptance will be based upon confirmation that you have purchased the shares in a state providing for an exemption from registration. Our subscription process is as follows:

•	a prospectus, with subscription agreement, if delivered by the Company to each offeree;
•	the subscription is completed by the offeree, and submitted with check back to the Company where the subscription and a copy of the check is faxed to counsel for review;
•	each subscription is reviewed by counsel for the Company to confirm the subscribing party completed the form, and to confirm the state of acceptance;
•	once approved by counsel, the subscription is accepted by Mr. Cary Valerio, and the funds deposited into an account labeled: Galt Petroleum Inc.within four (4) days of acceptance;
•	subscriptions not accepted are returned with all funds sent with the subscription within three business days of the Company’s receipt of the subscription, without interest or deduction of any kind.

Funds will be deposited to the following:

Galt Petroleum, Inc.
c/o          Mountain America Credit Union
7181 So. Campus View Dr.
West Jordan, UT  84084
(801) 325-6228

The Selling Security Holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales will be at a fixed price of $1.00 per share until a trading market emerges for the securities. The Selling Security Holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this prospectus is declared effective by the Commission;
•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.  For more information, see the section titled “Rule 144” herein on page 33.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 462(c) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on the OTC Bulletin Board at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules. These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

Upon our being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a post-effective amendment to this prospectus will be filed, if required, pursuant to Rule 462(c) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s). In addition, upon our being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a post-effective amendment to this prospectus will be filed if then required in accordance with applicable securities law.

Prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from FINRA.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Security Holder that it may not use shares registered on this prospectus to cover short sales of our common stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations there under promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

By way of clarification, it will be possible for the founders and directors, Cary Valerio and Mark Baca, to resell any of the shares they beneficially own which are being registered for resale in this registration statement (the “Existing Registered Shares”) during the two-year offering period for the primary offering covered by the registration statement. However, those existing registered shares would only be sold according to the existing market conditions. Mr. Valerio and Mr. Baca plan to resell their personal registered shares through broker’s transactions only.  All sales by the Company to the public through the direct Primary Offering will be handled in a different administrative matter, and all purchasers will be informed that the shares for the direct offering shares will be issued straight from the company as a proceeds-generating offering for the Company.  The Company has created an internal policy whereby the then-sitting board of directors (without Mr. Valerio and Mr. Baca, who will recuse themselves ) will evaluate any potential conflicts of interest. In this policy, Mr. Valerio and Mr. Baca  agree to present every potential resale of their personal shares to the other board of directors for their unanimous approval prior to directing a broker to put in the sell order.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has a management and engineering consulting agreement with two related entities, one of which is owned by Mr. Valerio, an officer and director of the Company, and the other of which is owned by Mr. Baca, a director of the company.  During the years ended December 31, 2011 and 2010, the Company paid $107,632 and $91,323, respectively, in management fees to these entities. The balance due to the related entities for management fees as of December 31, 2011 and 2010 was $4,000 and $10,039, respectively.  During the six months ended June 30, 2012 and 2011, the Company paid $54,035 and $51,816, respectively, in management fees to these entities. The balance due to the related parties for management fees as of June 30, 2012 was $0.

Additionally, the Company has a $60,000 revolving line of credit with Bray-Conn, Inc., an entity which is owned by Mr. Valerio, Mr. Baca, and Mr. Albury, the three directors of the Company, with interest payable at four percent (4%) per annum. The line of credit is unsecured and due on demand. The balance outstanding on the line of credit as of December 31, 2011 and 2010 was $40,865 and $53,315, respectively.  The unused credit at December 31, 2011 was $19,135.  The balance outstanding on the line of credit as of June 30, 2012 was $40,955.  The unused credit at June 30, 2012 was $19,045.

Finally, the Company has an outstanding promissory note with Mr. Albury, a director of the Company, with a principal balance of $35,000 and interest at six percent (6%) per annum, due in a lump sum on July 1, 2017.

Other than the transactions described above, none of the following parties has, since the date of incorporation, had any other material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-	The officers and directors;
-	Any person proposed as a nominee for election as a director;
-	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
-	Any relative or spouse of any of the foregoing persons who have the same house as such person.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, which has been filed as an exhibit to our registration statement of which this Prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001, of which 4,000,000 shares are issued and outstanding as of November 1, 2012.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Preferred Stock

We are not currently authorized to issue preferred stock, but may be authorized to do so in the future depending upon the needs of the Company and contingent upon receiving the approval of a majority of our stockholders.  As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.  Because we may issue preferred stock in order to raise capital for our operations, your ownership interest may be diluted which would result in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants or options outstanding; however, as of October 8, 2012, there were $326,481 of notes payable outstanding that are convertible into $652,961 worth of our common stock.

Security Holders

As of November 1, 2012, there were 4,000,000 common shares issued and outstanding, which were held by six stockholders of record.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

We have engaged Action Stock Transfer Corporation as transfer agent to serve as agent for shares of our common stock.

Our transfer agent’s contact information is as follows:

Action Stock Transfer Corporation
2469 E. Fort Union Blvd., Suite 214
Salt Lake City, UT  84121
Telephone: (801) 274 – 1088
Facsimile: (801) 274 – 1099
E-mail: justblank2000@yahoo.com

Admission to Quotation on the Over-The-Counter Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the Over-The-Counter Bulletin Board.  However, we do not have a market maker that has agreed to file such application.  If our securities are not quoted on the Over-The-Counter Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities.  The Over-The-Counter Bulletin Board differs from national and regional stock exchanges in that it

(1)	is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and
(2)	securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the Over-The-Counter Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the Over-The-Counter Bulletin Board our securities will trade on the Over-The-Counter Bulletin Board.  We may not now or ever qualify for quotation on the Over-The-Counter Bulletin Board.  We currently have no market maker who is willing to list quotations for our securities.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock.  We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock.  Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding an aggregate of 4,000,000 shares of our common stock.  Of these shares, all of the 328,000 shares to be registered in this offering will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The remaining  3,672,000  shares of common stock outstanding after this offering will be restricted as a result of securities laws.  Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act.

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met.  Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale.  Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-	1% of the number of shares of our common stock then outstanding, which would equal approximately 40,000 shares based on the number of shares of our common stock outstanding as of November 1, 2012; or
-	The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction.  A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under the Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation.  There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

EXPERTS

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary.  Nor was any such person connected with the Registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of Galt Petroleum, Inc. as of December 31, 2011 and 2010 and for the years then ended have been included herein in reliance on the report of Hansen, Barnett & Maxwell, P.C., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

We have issued 320,000 shares to Vincent & Rees, L.C. for general business and corporate advisory services and legal services, including the preparation of the registration statement of which this prospectus forms a part.   The legal opinion rendered by Vincent & Rees, L.C . regarding our common stock to be registered on Form S-1 is as set forth in its opinion letter included in this prospectus.   The issuance to Vincent & Rees, L.C. is not contingent on its issuance of the opinion letter.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Hansen, Barnett & Maxwell, P.C. is our independent registered public accounting firm.  There have not been any changes in or disagreements with this firm on accounting and financial disclosure or any other matter.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about our securities, and us we refer you to the registration statement and the accompanying exhibits and schedules.  Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete.  In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.  Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms.  Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

GALT PETROLEUM, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders
Galt Petroleum, Inc.

We have audited the accompanying balance sheets of Galt Petroleum, Inc. (the Company) as of December 31, 2011 and 2010 and the related statements of operations, stockholder’s equity (deficit), and cash flows, for the years then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Galt Petroleum, Inc. as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses and used cash in its operating activities.  As of December 31, 2011, the Company had an accumulated deficit, negative working capital, and a stockholders’ deficit that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As mentioned in Note 2, the accompanying financial statements have been restated for the correction of errors relating to the recognition of depreciation of unproved properties during 2011 and 2010 and the sale of an interest in unproved properties to a consultant for services during 2011.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
October 8, 2012

GALT PETROLEUM, INC.
Balance Sheets

	December 31,
	2011	2010
	(As Restated - Note 2)
ASSETS
Current assets:
Cash	$1,730	$2,503
Total current assets	1,730	2,503

Property and Equipment, Successful Efforts Method
Unproved properties, net of accumulated depreciation of
$27,260 and $20,083, respectively	36,366	48,543
Total assets	$38,096	$51,046

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$83,883	$92,806
Accrued expenses	7,165	2,638
Related party revolving note payable and accrued
management fee	44,865	63,354
Current portion of notes payable	-	25,000
Convertible notes payable	178,000	-
Total current liabilities	313,913	183,798

Long-term liabilities:
Asset retirement obligation	24,812	22,550
Notes payable, net of current portion	35,000	-
Total long-term liabilities	59,812	22,550

Total liabilities	373,725	206,348

Stockholders’ equity (deficit):
Common stock - $.001 par value; 100,000,000 shares
authorized; 4,000,000 shares and 3,000,000 shares
outstanding, respectively	4,000	3,000
Additional paid-in capital	177,250	22,000
Accumulated deficit	(516,879)	(180,302)
Total stockholders' equity (deficit)	(335,629)	(155,302)
Total liabilities and stockholders' equity (deficit)	$38,096	$51,046

The accompanying notes are an integral part of these financial statements.

GALT PETROLEUM, INC.
Statements of Operations

	For the Years Ended
	December 31,
	2011	2010
	(As Restated - Note 2)
Revenue:
Oil and gas revenues	$292,910	$194,187
Total Revenue	292,910	194,187

Expenses:
Exploration costs	131,795	65,662
Lease operating expenses	28,768	23,648
Production taxes	14,296	8,953
Depreciation of oil and gas properties	10,059	10,000
Accretion of discount on asset retirement obligation	2,262	2,056
General and administrative expenses (including related party
expenses of $107,632 and $91,323, respectively)	427,362	162,357
Total Expenses	614,542	272,676

Gain on sale of unproved property interest	77,883	-

Loss from operations	(243,749)	(78,489)

Other Income (Expense):
Other income	700	12,235
Interest expense	(93,528)	(1,809)
Net Other Income (Expense)	(92,828)	10,426

Net loss	$(336,577)	$(68,063)

Basic and diluted loss per common share	$(0.10)	$(0.02)

Weighted-average basic and diluted shares outstanding	3,387,363	3,000,000

The accompanying notes are an integral part of these financial statements.

GALT PETROLEUM, INC.
Statements of Stockholders' Equity (Deficit)
For the Years Ended December 31, 2010 and 2011

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balances at December 31, 2009	3,000,000	$3,000	$22,000	$(112,239)	$(87,239)
Net loss for the year, as restated - Note 2	-	-	-	(68,063)	(68,063)

Balances at December 31, 2010, as restated	3,000,000	3,000	22,000	(180,302)	(155,302)
Common stock issued for services	1,000,000	1,000	155,250		156,250
Net loss for the year, as restated - Note 2				(336,577)	(336,577)
Balances at December 31, 2011,
as restated - Note 2	4,000,000	$4,000	$177,250	$(516,879)	$(335,629)

The accompanying notes are an integral part of these financial statements.

GALT PETROLEUM, INC.
Statements of Cash Flows

	For the Years Ended
	December 31,
	2011	2010
	(As Restated - Note 2)
Cash Flows from Operating Activities:
Net loss	$(336,577)	$(68,063)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount on asset retirement obligation	2,262	2,056
Depreciation of oil and gas properties	10,059	10,000
Interest expense from adjusting convertible notes payable to fair value	89,000	-
Common stock issued for services	156,250	-
Consulting expense paid with unproved property interest	80,000	-
Gain on sale of unproved property interest	(77,883)	-
Changes in assets and liabilities:
Accounts payable	(8,923)	30,120
Accrued expenses	4,528	1,809
Related party accrued management fees	(6,039)	10,039
Net Cash Used in Operating Activities	(87,323)	(14,039)
Cash Flows from Financing Activities:
Proceeds from related party revolving note payable	8,558	18,612
Payments on related party revolving note payable	(21,008)	(7,898)
Payments on notes payable	(25,000)	-
Proceeds from notes payable	124,000	-
Net Cash Provided by Financing Activities	86,550	10,714
Net Decrease in Cash	(773)	(3,325)
Cash, Beginning of Year	2,503	5,828
Cash, End of Year	$1,730	$2,503

Supplemental Disclosures of Cash flow information:
Cash paid for interest	$-	$-

The accompanying notes are an integral part of these financial statements.

GALT PETROLEUM, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation – During 2008, Bray-Conn Resources, LLC (Bray-Conn), a Utah limited liability company, acquired 100% of the working interest (80% revenue interest) in oil and natural gas property in Wichita County, Texas referred to as the “Roller Lease.” On August 29, 2011, certain members of Bray-Conn formed Galt Petroleum, Inc. (Galt), a Nevada corporation, and transferred Bray-Conn’s oil and natural gas assets and operations to Galt in exchange for the assumption of certain related liabilities and the issuance of 3,000,000 common shares to certain Bray-Conn members.

The transfer to Galt was recognized as the reorganization of Bray-Conn’s oil and natural gas assets, liabilities and operations into Galt, which were recorded at historical cost. The accompanying financial statements have been restated to reflect the common shares issued in the reorganization as outstanding for all periods presented and to reflect the carve out oil and natural gas assets, liabilities and operations of Bray-Conn through August 29, 2011 and of Galt subsequent to that date. These entities and operations are referred to as “the Company” in the accompanying financial statements.

Nature of Operations –The Company is engaged in the acquisition, exploration, and development of oil and gas properties and the production and sale of oil and gas.

Business Condition – The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred losses of $336,577 and $68,063 during the years ended December 31, 2011 and 2010, respectively, and used $87,323 and $14,039 of cash in its operating activities during the years ended December 31, 2011 and 2010, respectively. Through December 31, 2011, the Company accumulated a deficit of $516,879. At December 31, 2011, the Company had a working capital deficit of $312,183, including current liabilities of $313,913 and a stockholders’ deficit of $335,629. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Losses to date have been accumulated in connection with the Company’s efforts to reactivate old wells.  The Company is seeking additional financing.  If additional financing is not obtained, any additional exploration efforts will be deterred.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The carrying value of property and equipment is particularly susceptible to change in the near term. Changes could occur from obtaining additional information regarding its fair value.

Oil and Gas Properties – The Company follows the successful efforts method of accounting for its oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties and to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have proved reserves. If management determines that the wells do not have proved reserves, the costs are charged to expense. Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties are charged to expense as incurred. The Company capitalizes interest on expenditures for significant exploration and development projects that last more than six months while activities are in progress to bring the assets to their intended use. No interest was capitalized during the periods presented.

GALT PETROLEUM, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

For the years ended December 31, 2011 and 2010, the Company did not obtain a reserve report with respect to its unproved oil and gas property because of the limited oil and gas production from the property. As a result of the lack of knowledge of any reserves, investments in unproved properties and major development projects are depreciated over their estimated useful life of seven years using the straight-line method. Gains on sales of unproved properties are only recognized when there is no uncertainty about the recovery of costs applicable to any interest retained or where there is no substantial obligation for future performance by the Company.

Equipment – The cost of equipment is capitalized and depreciated over its estimated useful life by the straight-line method.

Asset Retirement Obligations- The Company provides for future asset retirement obligations on its oil and gas properties and facilities based on current estimates to plug and abandon existing wells . The asset retirement obligation is initially measured at fair value and capitalized as unproved oil and gas properties as an asset retirement cost. The obligation is accreted through accretion expense until it is settled. The fair value of the obligation is estimated by discounting expected future cash outflows to settle the asset retirement obligation using a credit-adjusted risk-free interest rate. The Company recognizes revisions to either the timing or the amount of the original estimate of undiscounted cash outflows as increases or decreases to the asset retirement obligation.

Impairment of Long-Lived Assets – Long-lived assets, including unproved oil and gas properties, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset or asset group to estimated future undiscounted net cash flows of the related asset or group of assets over their remaining lives. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset. The fair value of the asset is measured by the discounted net cash flows from the related asset or group of assets over their remaining lives.  Impairment of long-lived assets is assessed at the lowest levels for which there are identifiable cash flows that are independent of other groups of assets. The impairment of long-lived assets requires judgments and estimates. If circumstances change, such estimates could also change. Management determined that there no indications of impairment and as a result, the Company did not recognize any impairment losses during the years ended December 31, 2011 or 2010.

Revenue Recognition – Revenue derived from the sale of produced crude oil and natural gas and related production taxes are recorded in the month the product is delivered to the purchaser.

Accounts receivable are stated at the amount management expects to collect. Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance based on an assessment of the collectability of the receivable. At December 31, 2011 and 2010, there were no accounts receivable, and accordingly, no allowance for doubtful accounts.

Income Taxes – Provisions for income taxes are based on taxes payable or refundable and deferred taxes. Deferred taxes are provided on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements and tax operating loss carry forwards. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Assets and liabilities are established for uncertain tax positions taken or positions expected to be taken in income tax returns when such positions are judged to not meet the “more-likely-than-not” threshold based on the technical merits of the positions. Estimated interest and penalties related to uncertain tax positions are included as a component of general and administrative expense.

GALT PETROLEUM, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Basic and Diluted Loss per Common Share – Basic loss per common share amounts are computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. Diluted loss per share amounts are computed assuming the issuance of common stock for potentially dilutive common stock equivalents. As of December 31, 2011, the common stock equivalents related to convertible debt were not included in the diluted loss per share calculation because their effect is anti-dilutive.

Fair Value of Financial Instruments – The carrying amounts reported in the balance sheets for accounts payable, and related party payables approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for convertible notes payable approximate fair value based on the value of the common stock into which the notes are convertible.  The carrying amounts reported for notes payable approximate fair value because the underlying instruments are at interest rates that approximate current market rates.

NOTE 2 – RESTATEMENT OF FINANCIAL STATEMENTS

The Company did not previously depreciate its unproved oil and gas properties, but due to declining value due to production, the Company the has restated the accompanying financial statements to recognize depreciation of unproved properties and major development projects over their estimated useful life from the date the properties were acquired. In addition, the Company did not previously recognize consulting expense paid with the assignment of an interest in unproved properties, and the resulting gain from the sale, and has restated the accompanying financial statements to recognize the consulting expense in general and administrative expense and the related gain on sale of unproved property interest. The following shows the effect of the restatement on the accompanying financial statements:

	December 31, 2011			December 31, 2010
	As Previously		As	As Previously		As
Balance Sheet Amounts	Reported	Restatement	Restated	Reported	Restatement	Restated
Unproved properties	$68,626	$(32,260)	$36,366	$68,626	$(20,083)	$48,543
Total assets	70,356	(32,260)	38,096	71,129	(20,083)	51,046
Accumulated deficit	(484,619)	(32,260)	(516,879)	(160,219)	(20,083)	(180,302)
Total stockholders' equity (deficit)	(303,369)	(32,260)	(335,629)	(155,302)	(20,083)	(155,302)

	For the Year Ended December 31, 2011			For the Year Ended December 31, 2010
	As Previously		As	As Previously		As
Statement of Operations Amounts	Reported	Restatement	Restated	Reported	Restatement	Restated
Gain on sale of unproved property interest	$-	$77,883	$77,883	$-	$-	$-
Total revenue	292,910	77,883	370,793	194,187	-	194,187
Depreciation expense	-	10,059	10,059	-	10,000	10,000
General and administrative expenses	347,362	80,000	427,362	162,357	-	162,357
Total expenses	524,483	90,059	614,542	262,676	10,000	272,676
Loss from operations	(231,573)	(12,176)	(243,749)	(68,489)	(10,000)	(78,489)
Net loss	(324,401)	(12,176)	(336,577)	(58,063)	(10,000)	(68,063)
Basic and diluted loss per share	$(0.10)	$-	$(0.10)	$(0.02)	$-	$(0.02)

GALT PETROLEUM, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

	For the Year Ended December 31, 2011			For the Year Ended December 31, 2010
	As Previously		As	As Previously		As
Statement of Cash FlowsAmounts	Reported	Restatement	Restated	Reported	Restatement	Restated
Net loss	$(324,401)	$(12,176)	$(336,577)	$(58,063)	$(10,000)	$(68,063)
Depletion of oil and gas properties	-	10,059	10,059	-	10,000	10,000
Consulting expense paid with
unproved property interest	-	80,000	80,000	-	-	-
Gain on sale of unproved property
interest	-	(77,883)	(77,883)	-	-	-

NOTE 3 – PROPERTY AND EQUIPMENT

During 2008, the Company entered into a lease of 1,086 acres in Wichita County, Texas for $50,000.  There are 22 producing wells on this property, in which the Company acquired 100% of the working interest (80% net revenue interest).  There are no proved reserves known for these properties; however, the Company is depreciating the properties on a straight-line basis over their estimated useful life of seven years. Depreciation expense for the years ended December 31, 2011 and 2010 was $10,059 and $10,000, respectively.

During 2011, the Company assigned a 20% net revenue interest in two of the wells to an unrelated third party for consulting services. The fair value of the consulting services and the property sold was determined based on the market value of the property interest sold of $80,000. The market value was determined based on recent selling prices of property interests in the same area. The Company recognized a $77,883 gain on the sale since there was no uncertainty about the recovery of costs applicable to the property interest retained and there was no obligation under the assignment for future performance by the Company.

NOTE 4 – NOTES PAYABLE

Notes Payable – In December 2008, the Company issued a $25,000 note payable to an unrelated third party in connection with the purchase of the property interest in Wichita County, Texas. The note carried no interest rate, had no maturity date, and was unsecured. In May 2011 the Company paid off the note.

In the second quarter of 2011, the Company borrowed $35,000 from an unrelated third party pursuant to a promissory note. The note bears interest at 6% per annum, is unsecured and is due on July 1, 2017.

Convertible Notes Payable – The Company borrowed $89,000 from Evolution Capital from September to December 2011 pursuant to the terms of convertible promissory notes. The notes bear interest at 12% per annum and had maturity dates from March to June 2012. Evolution had the right to convert the notes before the maturity dates into shares of the Company’s common stock at a discount of 50% of the average of the lowest three days’ trading prices of the common stock during the ten days prior to the conversion date. Since the notes were convertible into a variable number of shares based on a fixed monetary value, the Company followed the guidance in ASC 480-10-25-14. This guidance requires the notes to be classified as a liability and reported at their full fair value, which is the fixed monetary value of shares into which the notes were convertible. The excess of the amount recognized as a liability for the convertible notes over the proceeds received of $89,000 was recognized as interest expense on the dates of issuance. The carrying amount of the notes as of December 31, 2011 was $178,000. The notes have all matured subsequent to December 31, 2011, but the Company and note holder negotiated an extension to the maturity dates and therefore interest is still accruing at the 12% interest rate.

GALT PETROLEUM, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 5 – RELATED PARTY REVOLVING NOTE PAYABLE AND MANAGEMENT FEE

Revolving Note Payable – The Company has a $60,000 revolving line of credit with a related party with interest payable at 4% per annum. The line of credit is unsecured and due on demand.  The balance outstanding on the line of credit as of December 31, 2011 and 2010 was $40,865 and $53,315, respectively.  The unused credit at December 31, 2011 was $19,135.

Accrued Management Fees – The Company has a management consulting agreement with related parties whose owners are directors of the Company.  During the years ended December 31, 2011 and 2010 the Company paid $107,632 and $91,323, respectively, in management fees to these entities. The balance due to the related parties for management fees as of December 31, 2011 and 2010 is $4,000 and $10,039, respectively.

NOTE 6 – COMMON STOCK

In August 2011, the Company entered into agreements with two consulting firms that is to provide general corporate and securities legal advisory services, to assist the Company in becoming a fully reporting company with the Securities and Exchange Commission, to coordinate with FINRA, and to assist the Company in becoming a publicly traded company listed on the OTC Markets. The fees for these services were valued at $156,250, based on the value of similar services provided by the consulting firms, as stated in the related agreements, and were paid with 1,000,000 shares of the Company’s common stock. The entire $156,250 was expensed in the year ended December 31, 2011 and is included in general and administrative expenses. The Company and one of the consulting firms amended the related agreement, and the Company agreed to assign 20% of its interest in two Roller well leases to that consulting firm for services valued at $80,000. The assignment resulted in a gain on the disposal of 20% of the two leases in the amount of $77,883.

NOTE 7 – ASSET RETIREMENT OBLIGATION

The Company has asset retirement obligations associated with the future plugging and abandonment of unproved properties and related facilities. The fair value of the asset retirement obligation was recorded in the period in which it was incurred and a corresponding increase in the carrying amount of the related long-lived asset was recognized at that date. The liability is accreted to its present value each period. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized at the date of settlement. The following table summarizes the changes in the asset retirement obligation during the years ended December 31, 2011 and 2010:

	For the Years Ended
	December 31,
	2011	2010
Asset Retirement Obligation, Beginning of Year	$22,550	$20,494
Accretion of discount	2,262	2,056
Asset Retirement Obligation, End of Year	$24,812	$22,550

GALT PETROLEUM, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 8 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss carryforwards. The significant components of net deferred tax assets were as follows at December 31, 2011 and 2010:

	2011	2010
Operating loss carryforwards	$64,292	$-
Property and equipment	3,220	543
Accrued liabilities	2,673	1,464
Convertible debt	33,197	-
Asset retirement obligation	9,255	8,411
Valuation allowance	(112,637)	(10,418)
Net Deferred Tax Asset	$-	$-

The following is a reconciliation of income tax expense computed at the statutory federal rate of 34%, assuming the Company was taxed as a corporation for all of 2011 and 2010, to income tax expense included in the accompanying financial statements for the years ended December 31, 2011 and 2010:

	2011	2010
Income tax benefit at statutory rate	$(114,436)	$(23,141)
State taxes, net of Federal benefit	(11,106)	(2,246)
Other	85	-
Losses not deductible by the Company	23,238	20,124
Change in valuation allowance	102,219	5,263
Income Tax Expense	$-	$-

The valuation allowance increased by $102,219 and $5,263 during the years ended December 31, 2011 and 2010, respectively. Through August 29, 2011, operating losses created by the Company were passed through to certain Bray-Conn members and therefore did not create operating loss carryforwards available to the Company. For the period from August 30, 2011 through December 31, 2011, the Company incurred operating losses for tax purposes of $172,365 that are carried forward to future years. The operating loss carryforwards expire, if not used, in 2031. The utilization of the net operating losses is dependent upon the tax laws in effect at the time such losses can be utilized. A significant change of ownership control of the Company could cause the utilization of net operating losses to be limited.

The Company files tax returns in the U.S. Federal jurisdiction and in the state of Texas. The Company’s tax returns for the period ended December 31, 2011 are subject to examination.

NOTE 9 – SUBSEQUENT EVENTS

On January 4, 2012 the Company borrowed $100,000 from an individual pursuant to a convertible promissory note. The note bears interest at 12% per annum and had a maturity date of June 20, 2012. The lender had the right to immediately convert the note before the maturity date, into shares of the Company’s common stock at a discount of 50% of the average of the lowest three days’ trading prices of common stock of the ten days prior to the conversion date. This note matured on June, 20, 2012.  No demand for payment has been made.  The Company and the note holder have amended the note and extended the maturity date.

GALT PETROLEUM, INC.
Financial Statements
June 30, 2012

GALT PETROLEUM, INC.
Condensed Balance Sheets
(Unaudited)
	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$10,121	$1,730
Prepaid expenses	13,276	-
Total current assets	23,397	1,730

Property and Equipment:
Unproved properties, net of accumulated depreciation of
$32,498 and 27,260, respectively	31,128	36,366
Total property and equipment	31,128	36,366
Total assets	$54,525	$38,096

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$57,519	$83,883
Accrued expenses	20,733	7,166
Related party revolving note payable	40,955	44,865
Convertible notes payable	531,961	178,000
Total current liabilities	651,168	313,914

Long-term liabilities:
Asset retirement obligation	26,056	24,812
Related party notes payable	35,000	35,000
Total long-term liabilities	61,056	59,812

Total liabilities	712,224	373,726

Stockholders’ equity (deficit):
Common stock - $0.001 par value; 100,000,000 shares
authorized, 4,000,000 shares oustanding	4,000	4,000
Additional paid-in capital	177,250	177,250
Accumulated deficit	(838,949)	(516,880)
Total stockholders' equity (deficit)	(657,699)	(335,630)
Total liabilities and stockholders' equity (deficit)	$54,525	$38,096

The accompanying notes are an integral part of these financial statements.

GALT PETROLEUM, INC.
Condensed Statements of Operations
(Unaudited)
	For the Three Month Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues
Oil and gas revenues	$55,835	$72,256	$117,944	$163,371

Expenses:
Exploration costs	51,378	26,842	72,899	47,142
Lease operating expenses	22,019	5,892	32,705	14,417
Production taxes	2,861	3,390	6,033	7,591
Depreciation of oil and gas properties	2,619	2,500	5,238	5,000
Accretion of discount on asset retirement obligation	622	565	1,244	1,131
General and administrative expenses (including related party
expenses of $25,735, $25,908, $54,035 and 51,816 respectively)	78,036	39,806	131,346	79,644
Total Operating Expenses	157,535	78,995	249,465	154,925

Income (loss) from operations	(101,700)	(6,739)	(131,521)	8,446

Interest expense	(84,452)	(396)	(190,548)	(846)

Net Income (Loss)	$(186,152)	$(7,135)	$(322,069)	$7,600

Basic and diluted income (loss) per common share	$(0.05)	$(0.00)	$(0.08)	$0.00

Weighted-average shares outstanding	4,000,000	3,000,000	4,000,000	3,000,000

The accompanying notes are an integral part of these financial statements.

GALT PETROLEUM, INC.
Condensed Statement of Stockholders' Equity (Deficit)
For the Six Months Ended June 30, 2012
(Unaudited)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balances at December 31, 2011	4,000,000	$4,000	$177,250	$(516,880)	$(335,630)
Net loss for the six months ended June 30, 2012	-	-	-	(322,069)	(322,069)
Balances at June 30, 2012	4,000,000	$4,000	$177,250	$(838,949)	$(657,699)

The accompanying notes are an integral part of these financial statements.

GALT PETROLEUM, INC.
Condensed Statements of Cash Flows
(Unaudited)
	For the Six months Ended
	June 30,
	2012	2011
Cash Flows from Operating Activities:
Net income (loss)	$(322,069)	$7,600
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Accretion of discount on asset retirement obligation	1,244	1,130
Depreciation of oil and gas properties	5,238	5,000
Interest expense from adjusting convertible notes payable to fair value	176,980	-
Changes in assets and liabilities:
Prepaid expenses	(13,276)	-
Accounts payable	(26,363)	(12,292)
Accrued expenses	17,567	674
Related party accrued management fees	(4,000)	-
Net cash provided by (used in) operating activities	(164,679)	2,112
Cash flows from financing activities:
Proceeds from related party revolving note payable	-	-
Payments from related party revolving note payable	(3,910)	(13,400)
Proceeds from notes payable	176,980	10,000
Net cash provided by (used in) financing activities	173,070	(3,400)
Net Increase (Decrease) in Cash	8,391	(1,288)
Cash, Beginning of Period	1,730	2,503
Cash, End of Period	$10,121	$1,215

Supplemental Disclosures of Cash flow information:
Cash paid for interest	$-	$-

The accompanying notes are an integral part of these financial statements.

GALT PETROLEUM, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2012
(UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION AND BUSINESS CONDITION

The interim financial statements of Galt Petroleum, Inc., the Company, for the six months ended June 30, 2012 and 2011 were not audited. The condensed financial statements were prepared in accordance with the requirements for unaudited interim periods, and consequently, do not include all disclosures required to be made in conformity with accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying condensed financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of financial position, the results of operations and cash flows. The results of operations for the six-month period ended June 30, 2012 are not necessarily indicative of the results to be expected for the full year ending December 31, 2012. These interim condensed financial statements should be read in conjunction with the annual financial statements included elsewhere herein.

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a loss of $322,069 and used $164,679 of cash in its operating activities during the six months ended June 30, 2012. Through June 30, 2012, the Company has accumulated a deficit of $838,949. At June 30, 2012, the Company has a working capital deficit of $627,771, including current liabilities of $651,168 and a stockholders’ deficit of $657,699. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Losses to date have been accumulated in connection with the Company’s efforts to reactivate old wells. The Company is seeking additional financing. If additional financing is not obtained, any additional exploration efforts will be deterred.

NOTE 2 – NOTES PAYABLE

On January 4, 2012 the Company borrowed $100,000 from an unrelated third party pursuant to a convertible promissory note. The Note bears interest at 12% per annum and had a maturity date of June 20, 2012. Subsequent to June 30, 2012 the maturity date of the note was extended (See Note 4). The lender has the right to convert the note at any date before the note is paid in full into shares of the Company’s common stock at a discount of 50% of the average of the lowest three days’ trading prices of common stock during the ten days prior to the conversion date.

On May 8, 2012 the Company borrowed $26,980 from an unrelated third party pursuant to a convertible promissory note. The Note bears interest at 12% per annum and has a maturity date of November 8, 2012. The lender has the right to convert the note at any date before the note is paid in full into shares of the Company’s common stock at a discount of 50% of the average of the lowest three days’ trading prices of common stock during the ten days prior to the conversion date.

On May 10, 2012 the Company borrowed $25,000 from an unrelated third party pursuant to a convertible promissory note. The Note bears interest at 12% per annum and has a maturity date of November 10, 2012. The lender has the right to convert the note at any date before the note is paid in full into shares of the Company’s common stock at a discount of 50% of the average of the lowest three days’ trading prices of common stock during the ten days prior to the conversion date.

On June 20, 2012 the Company borrowed $25,000 from an unrelated third party pursuant to a convertible promissory note. The Note bears interest at 12% per annum and has a maturity date of December 15, 2012. The lender has the right to convert the note at any date before the note is paid in full into shares of the Company’s common stock at a discount of 50% of the average of the lowest three days’ trading prices of common stock during the ten days prior to the conversion date.

GALT PETROLEUM, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2012
(UNAUDITED)

Since the notes are convertible into a variable number of shares based on a fixed monetary value, the Company followed the guidance in ASC 480-10-25-14. This guidance requires the notes to be classified as a liability and reported at their full fair value, which is the fixed monetary value of shares into which the notes are convertible. The excess of the amount recognized as a liability for the convertible debt over the proceeds received upon issuance, $176,980, was recognized as interest expense on the date of issuance, during the six months ended June 30, 2012.

Notes payable at June 30, 2012 consisted of the following:

Convertible notes payable; $265,980 face amount; due from November thru December 2012	$531,961

NOTE 3 -- RELATED PARTY REVOLVING NOTE PAYABLE

Revolving Note Payable – The Company has a $60,000 revolving line of credit with a related party with interest payable at 4% per annum. The line of credit is unsecured and due on demand. The balance outstanding on the line of credit as of June 30, 2012 was $40,955. The unused credit at June 30, 2012 was $19,045.

Note Payable – At June 30, 2012, the Company owed $35,000 to an entity owned by a director of the Company pursuant to a promissory note. The note bears interest at 6% per annum, is unsecured and is due on July 1, 2017.

Accrued Management Fees – The Company has a management consulting agreement with related parties whose owners are directors of the Company. During the six months ended June 30, 2012 and 2011 the Company paid $54,035 and $51,816, respectively, in management fees to these entities. The balance due to the related parties for management fees as of June 30, 2012 was $0.

NOTE 4 – SUBSEQUENT EVENTS

In August 2012, the Company and the Convertible note holders (see Note 2) entered into an amendment to the Convertible Promissory Notes agreements, whereby the parties agreed to change the maturity dates of the notes to the date six months after the maturity date referenced in each note. The Company has therefore, not accrued interest at the default rate.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$263.58
Transfer/Edgar Agent Fees	2,000.00
Accounting fees and expenses	30,000.00
Total	$32,263.58

All amounts are estimates other than the Commission’s registration fee.  We are paying all expenses of the offering listed above.

ITEM 14.  DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Articles of Incorporation.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors to the fullest extent permitted by Nevadalaw; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevadalaw or (d) is required to be made pursuant to the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

ITEM 15.  RECENT SALE OF UNREGISTERED SECURITIES

Since inception, August 29, 2011, we issued the following unregistered securities:

3,000,000 shares of common stock were issued to the founders (Cary Valerio and Mark Baca) at inception and were valued at $0.0083 per share as there was no immediate market for those shares and the value was considered equivalent to the value of their additional paid in capital at inception.  The remaining 1,000,000 shares were issued at inception to several entities and individuals (Vincent & Rees, L.C., Evolution Capital, LLC, Michael Ricks, and Wayne Aston) for services rendered and to be rendered in connection with the development of the business plan, general business consulting services, and the preparation of this Prospectus and other legal work, and were valued at $0.15625 as per the value of the services.  All of these shares were issued to these shareholders for services, and the issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D, Rules 504 and 506 promulgated thereunder.  The issuance of the 1,000,000 shares was valued at less than $1,000,000, and therefore the offering amount was less than $1,000,000.  Additionally, there was no general solicitation, and the shareholders are accredited and/or financially sophisticated.  None of our shares have been sold for cash.  The issuance of our convertible promissory notes to Evolution Capital, LLC were likewiseexempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D, Rules 504 and 506 promulgated thereunder, as the offering amount even with the $178,000 in principal under these notes, was under $1,000,000, there was no general solicitation, and Evolution Capital, LLC is accredited and financially sophisticated.

ITEM 16.  EXHIBITS

Exhibit	Description

3.1	Articles of Incorporation of Registrant*
3.2	By-Laws of Registrant*
5.1	Opinion of Vincent & Rees, L.C. regarding the legality of the securities being registered*
10.1	Form of Subscription Agreement for Primary Offering*
10.2	Amendment to Convertible Promissory Notes
10.3	Amendment to Convertible Promissory Notes
10.4	Management Consulting Agreement
10.5	Revolving Line of Credit Agreement
10.6	Roller Lease
10.7	Acquisition Agreement
10.8	Consulting Agreement
10.9	Convertible Promissory Note dated May 8, 2012
10.10	Convertible Promissory Note dated May 10, 2012
10.11	Convertible Promissory Note dated June 15, 2012
10.12	Convertible Promissory Note dated July 11, 2012
10.13	Convertible Promissory Note dated July 21, 2012
10.14	Convertible Promissory Note dated September 15, 2011
10.15	Convertible Promissory Note dated September 18, 2012
10.16	Convertible Promissory Note dated October 17, 2012
10.17	Convertible Promissory Note dated October 19, 2011
10.18	Convertible Promissory Note dated November 15, 2011
10.19	Convertible Promissory Note dated December 2, 2011
14.1	Code of Ethics of Registrant*
23.1	Consent from Independent Auditor
_________
* Previously filed with Form S-1 Registration Statement and amendment(s) thereto.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on November 1, 2012.

Galt Petroleum Inc.

By:	/s/ Cary Valerio
Cary Valerio
President & CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Cary Valerio	President, Principal Executive Officer, Principal Financial Officer,	November 1, 2012
Cary Valerio	Principal Accounting Officer and Chairman of the Board of Directors

/s/ Mark Baca	Member of the Board of Directors	November 1, 2012
Mark Baca